Exhibit 10.3

Grantee: ___________________________	Grant Date: May 10, 2006
Number of Shares: __________

Dear Member of the Board of Directors:

Re:	Restricted Stock Award - 2006

                    I am pleased to inform you that Spartan Stores, Inc., a Michigan corporation, ("Spartan") has granted to you the number of restricted shares of Spartan's Common Stock described above under the Spartan Stores, Inc. 2001 Stock Incentive Plan (the "Plan"). By accepting this grant, you agree that the restricted stock is subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control.

                    Restricted Stock Grant. Spartan grants to you the number of shares of Spartan Common Stock set forth above, all of which are subject to restrictions imposed under this letter and the Plan (the "Restricted Stock"). This grant of Restricted Stock shall not confer any right to you to be granted Restricted Stock or other awards in the future under the Plan.

                    Restrictions. The Restricted Stock is subject to the following transfer and forfeiture conditions ("Restrictions"), which will lapse, if at all, as described in the "Lapse of Restrictions" section below. The period during which Restricted Stock is subject to the Restrictions imposed by the Plan and under this letter is referred to in this letter as the "Restricted Period."

                    (1)          Until the Restrictions lapse as set forth in paragraphs (1), (2), (3) or (4) under Lapse of Restrictions below, the Restricted Stock generally is not transferable by you except by will or according to the laws of descent and distribution. All rights with respect to the Restricted Stock are exercisable during your lifetime only by you, your guardian, or your legal representative.

                    (2)          Any shares of Restricted Stock for which the Restrictions have not lapsed will automatically be forfeited without consideration upon the termination of your service as a director of Spartan for any reason, except as otherwise provided in this letter.

                    (3)          If you enter into Competition (as defined in the Plan) with Spartan, all shares of Restricted Stock still subject to Restrictions will automatically be forfeited without consideration. The Committee (as defined in the Plan) or officers designated by the Committee have absolute discretion to determine whether you have entered into Competition with Spartan.

                    Lapse of Restrictions.

                    (1)          Except as otherwise provided in this letter, and so long as you continue as a director of Spartan, the Restrictions imposed on the Restricted Stock shall lapse as follows: (i)  33-1/3% (rounded to the nearest whole share) of the shares of Restricted Stock will vest and the Restrictions will lapse with respect to such shares of Restricted Stock one year from the date of this letter; (ii) an additional 33-1/3% (rounded to the nearest whole share) of the shares of Restricted Stock will vest and the Restrictions will lapse with respect to such shares of Restricted Stock two years from the date of this letter; and (iii) the remaining shares of Restricted Stock will vest and the Restrictions will lapse with respect to such shares of Restricted Stock three years from the date of this letter.

                    (2)          Notwithstanding anything to the contrary in this letter, upon termination of your service as a director of Spartan due to your death or disability, the Restrictions applicable to any shares of Restricted Stock will lapse automatically and the Restricted Stock will vest and no longer be subject to forfeiture. For purposes of this letter you would be deemed to be "disabled" if, by reason of accident, physical illness or mental illness, you are unable to fulfill your normal responsibilities as a director of Spartan for a continuous period of 180 days.

                    (3)          Notwithstanding anything to the contrary in this letter, the Restrictions imposed on the Restricted Stock will lapse, and the Restricted Stock will vest and no longer be subject to forfeiture, if during the Restricted Period you shall have completed the term of the directorship for which you shall have been most recently elected, you have been a director for at least ten years, and you no longer continue as a director with Spartan.

                    (4)          Notwithstanding anything to the contrary in this letter, in the event of a Change in Control (as defined in the Plan), the Restrictions imposed on the Restricted Stock will lapse, and the Restricted Stock will vest and no longer be subject to forfeiture in accordance with the terms of the Plan.

                    Shareholder Rights. During the Restricted Period(s), you shall have all voting, dividend, liquidation, and other rights with respect to the Restricted Stock held of record by you as if you held unrestricted Common Stock; provided, however, that the unvested portion of any Restricted Stock award shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this letter or the Plan. Any noncash dividends or distributions paid with respect to unvested Restricted Stock shall be subject to the same restrictions as those relating to the Restricted Stock granted to you under this letter agreement. After the Restrictions applicable to the Restricted Stock lapse, you shall have all shareholder rights, including the right to transfer the shares, subject to such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

                    Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this letter is to be paid in case of your death prior to receipt of any or all of such benefit. Each such designation shall revoke all prior designations made by you, shall be in a form prescribed by the Committee, and will be effective only when filed by you in writing with the Vice President Human Resources of Spartan or his or her successor during your lifetime. In the absence of any such designation, benefits remaining unpaid at your death shall be paid to your estate.

                    Delivery of Certificates. Upon the lapse of Restrictions applicable to the Restricted Stock, unless the Board has authorized the issuance of shares without certificates, Spartan will deliver to you (or your executor or administrator) a certificate representing a number of shares of Common Stock equal to the number of shares of Restricted Stock for which such Restrictions have lapsed.

                    Certifications. You represent and warrant that you are acquiring the Restricted Stock for your own account and investment and without any intent to resell or distribute the Restricted Stock. You shall not resell or distribute the Restricted Stock after any Restricted Period except in compliance with such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

                    Withholding. Spartan is entitled to: (1) withhold and deduct from amounts that may be due and owing to you from Spartan, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to the award of Restricted Stock, or (2) require you promptly to remit the amount of such withholding to Spartan before taking any action with respect to the Restricted Stock. Withholding may be satisfied by withholding Common Stock to be delivered upon vesting of and lapse of restrictions with respect to shares of the Restricted Stock or by delivery to Spartan of previously owned Common Stock.

                    Binding Effect; Amendment. This letter and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and Spartan.

                    Miscellaneous.

                    (1)          This letter and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this letter, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you.

                    (2)          The Board may terminate, amend, or modify the Plan in accordance with the terms of the Plan.

                    (3)          You agree to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising your rights under this letter. This letter shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, the NASDAQ National Market or national securities exchanges as may be required.

                    (4)          To the extent not preempted by federal law, this letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

Very truly yours,

Craig C. Sturken
Chairman, President & CEO